UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): August 12, 2008

INFINITY PROPERTY AND CASUALTY CORPORATION

(Exact name of Registrant as specified in its Charter)

Ohio	000-50167	03-0483872
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )

3700 Colonnade Parkway, Birmingham, Alabama 35243

(Address of Principal Executive Offices) (Zip Code)

(205) 870-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On August 12, 2008, a subsidiary of Infinity Property and Casualty Corporation, reached an agreement to settle for $8 million certain litigation captioned Fife M. Whiteside v. Infinity Casualty Insurance Company (formerly known as Atlanta Casualty Company), brought against it in May 2007 and seeking to recover extra-contractual damages for the handling of a claim arising from a July 2000 motor vehicle accident. This settlement is contingent upon probate court approval. Infinity expects to accrue the costs related to this settlement in the third quarter of fiscal year 2008. The expected impact from this settlement on 2008 operating earnings per diluted share, net of $2.5 million of reinsurance, is approximately $0.22. This settlement was not contemplated in the earnings guidance provided in the press release dated July 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INFINITY PROPERTY AND CASUALTY CORPORATION

BY:	/s/ Samuel J. Simon
Samuel J. Simon
Executive Vice President, General Counsel and Secretary

August 13, 2008